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                         January 22, 2024

       Michael Goldberg
       Liquidation Trustee
       Woodbridge Liquidation Trust
       201 N.Brand Blvd Suite M
       Glendale, CA. 91203

                                                        Re: Woodbridge
Liquidation Trust
                                                            Form 10-K for the
year ended June 30, 2023
                                                            Filed on September
28, 2023
                                                            File No. 000-56115

       Dear Michael Goldberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Real Estate & Construction